UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Ocera Therapeutics, Inc.

(Name of Subject Company)

Ocera Therapeutics, Inc.

(Names of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.00001 PER SHARE

(Title of Class of Securities)

67552A108

(CUSIP Number of Class of Securities)

Ocera Therapeutics, Inc.

Linda Grais

Chief Executive Officer

555 Twin Dolphin Drive, Suite 615

Redwood City, California 94065

(650) 475-0150

(Name, Address and Telephone Number, including area code, of Agent For Service)

With copies to:

Mitchell S. Bloom, Esq.

Daniel Lang, Esq.

Andrew H. Goodman, Esq.

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

(212) 813-8800

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.03, 7.01 and 9.01 of the Current Report on Form 8-K filed by Ocera Therapeutics, Inc. on November 2, 2017 (including all exhibits attached thereto) is incorporated herein by reference.